SOFTWARE DEVELOPMENT AND CONSULTING AGREEMENT

This Software Development and Consulting Agreement (the "Agreement"), is effective this day of July 19, 2005 by and between New Motion Inc., with its principal office 10 Corporate Park, Suite 315, Irvine, CA 92606 (hereinafter the "Client"), and e4site, Inc. d/b/a Visionaire, a California corporation, with its principal office at 1601 Lockness Place, Torrance, CA. 90501 (hereinafter the "Company").

WHEREAS, Client wishes to engage the Company to perform certain work hereinafter described in accordance with the provisions of this Agreement; and

WHEREAS, Client finds that the Company is qualified to perform the work, all relevant factors considered, and that such performance will be in furtherance of Client's business ("Business").

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. SERVICES.

1.1 Services to Client. The Company shall provide the services as consultant to Client during term of this Agreement (hereinafter "Services"), where such Services may encompass the following:

(a)
On-site Services—Company, within Services, may temporarily place an employee(s) and/or agent(s) with Client pursuant to this Agreement ("Consultants"), where such Consultants shall provide services to Client under Client's management and/or supervision in location controlled by Client. Names of Consultants, with standard and overtime billing rates for each Consultant, and with starting dates for each Consultant, shall be attached to this Agreement as Exhibit A. Should Client request additional services subsequent to the execution of this Agreement, and such services are not listed on Exhibit A attached hereto, or should either Client or Company request changes to billing rates and/or other terms for any Consultant working under the terms of this Agreement, any such additions or changes will be subject to prior written mutual agreement fully executed by the authorized representatives executing this Agreement. Such agreed-upon terms shall become a part of this Agreement as amendments; and/or

(b)
Off-site Services—Company, within Services, may perform projects of fixed duration ("Off-site Services"). For Off-site Services, Company shall develop a scope of work ("Proposal") for each project, where such Proposal(s) will contain timelines, list of deliverables, and payment schedules. Unless otherwise agreed to by the parties, this Agreement shall apply to all Off-site Services provided by Company as requested by Client hereunder from time to time. Should Client request additional services subsequent to execution of this Agreement, or should either Client or Company request changes to billing rates and/or other terms for any Off-site Services under the terms of this Agreement, any such additions or changes will be subject to prior written mutual agreement fully executed by the authorized representatives executing this Agreement. Such agreed-upon terms shall become a part of this Agreement as amendments

1.2 Conformity to Scope of Work.Full execution of this Agreement holds Company to apply reasonable commercially available efforts to fulfill Services.

1.3 Authorized Representatives. Client and Company will each identify authorized representatives on their respective behalves with respect to Services, where such representatives will have the authority to address questions and direct work related to or arising from Services (hereinafter "Representatives"). Such Representatives will be specified in written document fully executed by and between Client and Company.

1.4 Company Performance. Company will perform those tasks and assume those responsibilities specified in Services. Client agrees and accepts that Company's performance of Services in timely manner is dependent upon Client's timely and effective satisfaction of its tasks and responsibilities, and upon timely decisions and approvals by Client. Company will not be liable for any delays or failures in performance of Services due to failure of Client to perform its tasks and responsibilities.

1.5 Term. This Agreement shall commence upon date of execution of this Agreement, and continue for the contract duration specified in Exhibit A.

2. PAYMENT TERMS.

2.1 Payment for Services. Company will submit itemized invoices to Client for the services performed in accordance with the provisions of any Proposal or as set out on Exhibit A. All invoices are due and payable within 30 days from the date of Client's receipt of an invoice.

2.2 Reimbursable Costs. Subject to Client's prior written approval executed by an appropriate signatory authority for Client, Client shall reimburse the Company for all Reimbursable Costs. Reimbursable costs include, but are not limited to, travel costs, subcontractors, materials, computer costs, telephone, copies, delivery, etc. that are attributable to Services (the "Reimbursable Costs"). Travel costs are defined as air travel, lodging, meals and incidentals, ground transportation, tools, and all costs associated with travel. The Company shall provide to Client substantiation of Reimbursable Costs incurred.

2.3 Manner of Payment. All payments shall be made by Client to Company in a manner specified and expressed with the mutual written agreement and consent of both Client and Company.

2.4 Non-Payment.

(a)
Payment is past due thirty (30) business days from date of each Pre-Bill/Invoice. If Client payment is past due, Company may, without advance notice, immediately cease providing any and all further Services without any liability for interruption of work;

(b)
If Client has any valid reason for disputing any portion of any Pre-Bill/Invoice, Client will so notify the Company in writing within thirty (30) business days of receipt of any Pre-Bill/Invoice by Client, and if no such notification is given then Client shall pay Company full amount specified by Pre-Bill/Invoice. The portion of the Company's Pre-Bill/Invoice which is not in dispute shall be paid in accordance with the procedures set forth herein; and

(c)
A finance charge of two percent (2%) per month on the unpaid amount of each Pre-Bill/Invoice, or the maximum amount allowed by law, will be charged on past due accounts. Payments by Client will thereafter be applied first to accrued interest and then to the principal unpaid balance. Any attorney fees, court costs, or other costs incurred in collection of delinquent accounts shall be paid by Client. If payment is not current, the Company may suspend performing further work.

3. RIGHT-TO-HIRE.

On-site and Off-site consulting services are provided at a great expense to the Company. In consideration thereof, during the term of this Agreement and for the one hundred eighty (180) day period immediately following the period for which a Consultant last performed services for the Client under this Agreement, Client shall not, directly or indirectly, for itself, or on behalf of any other person, firm, corporation or other entity, whether as principal, agent, employee, stockholder, partner, member, officer, director, sole proprietor, or otherwise, solicit, participate in or promote the solicitation of such Consultant to leave the employment of Company, or hire or engage such Consultant.

Notwithstanding the above paragraph in this Section 3 if at any time the Client wishes to hire any Contract Employee provided by Company, Client may request that Company release the Consultant from his/her employment contract with Company to allow Client to employ or engage the services of Consultant, either directly of indirectly. Client acknowledges and agrees that Company, in its sole and absolute discretion, has the right to accept or refuse Client's request to employ or engage services of Consultant supplied by Company to Client. If Company has accepted Client's request to employ Consultant, either directly or indirectly, and the Contract Employee has not completed a minimum of eight (8) months of continuous employment at Client for Company, the Client will pay Company, as liquidated damages, an amount equal to twenty-five percent (25%) of the Consultant's first year salary, including guaranteed bonuses. If Consultant has completed a minimum of eight (8) months of continuous employment at Client for Company, and authorization has been obtained by Client from Company, then Client may employ or engage the services of Consultant, either directly or indirectly, without any financial compensation or liquidated damages payment owed to Company from Client.

Initial: ____________	Page 2 of 7

Resumes requested by Client in writing and submitted to Client are confidential and for Client use only. Client agrees that Company is the representative of all candidates for which resumes are submitted to Client by Company. Accordingly, Client agrees that if any candidate submitted to Client by Company is hired either directly or indirectly by Client thin one hundred eighty (180) days of receipt of the resume, Client agrees to pay Company, as liquidated damages, an amount equal to twenty-five percent (25%) of the Consultant's first year salary, including guaranteed bonuses.

4. STANDARD OF CARE.

The Company warrants that it services specified in Services shall be performed in a professional and workmanlike manner by personnel possessing competency consistent with applicable industry standards. No other representation, express or implied, and no warranty or guarantee are included or intended in this Agreement, or in any report, opinion, deliverable, work product, document or otherwise. Furthermore, no guarantee is made as to the efficacy or value of any services specified in Services performed or software developed. THIS SECTION SETS FORTH THE ONLY WARRANTIES PROVIDED BY THE COMPANY CONCERNING THE SERVICES AND RELATED WORK PRODUCT. THIS WARRANTY IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM OR USAGE IN TRADE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR OTHERWISE

5. LIABILITY.

5.1 Limitation. The Company's liability, including but not limited to Client's claims of contributions and indemnification related to third party claims arising out of Services rendered by the Company, and for any losses, injury or damages to persons or properties or work performed arising out of or in connection with this Agreement and for any other claim, shall be limited to the payment received by the Company from Client for the Services provided giving rise to the claim. Notwithstanding anything to the contrary in this Agreement, the Company shall not be liable for any special, indirect, consequential, lost profits, or punitive damages.

5.2 Indemnification. Client agrees to indemnify and hold harmless Company from any and all loss, damage, expense, or liability resulting from bodily injuries or death of persons, and physical damage to or destruction of tangible property, arising from or in any connected with the performance of this Agreement by Client to the extent that such injury, death, damage, or destruction is caused by the negligence or willful misconduct of Client or its agents or employees acting within the scope of their agency or employment to Client. Client agrees to indemnify and hold harmless Company and its partners, principals, agents or employees from and against any loss, claim, damage or liabilities (or actions in respect thereof that may be asserted by any third party) that may result from any third party claims arising out of or relating to Services or any use by Client of any work product of the Services and will reimburse Company for all expenses (including counseling fees) as incurred by Company in connection with any such action or claim, except to the extent any such claim a) is finally determined to have resulted from gross negligence or willful misconduct of Company or b) is covered by Client's indemnification obligations specified herein.

5.3 Remedy. Client's exclusive remedy for any claim arising out of or relating to this Agreement will be for the Company, upon receipt of written notice, either (i) to use commercially reasonable efforts to cure, at its expense, the matter that gave rise to the claim for which the Company is at fault, or (ii) return to Client the fees paid by Client to the Company for the particular service within. Services provided that gives rise to the claim, subject to the limitation contained in Section 5.1. Client agrees that it will not allege that this remedy fails its essential purpose.

5.4 Survival. Articles 2, 3, 4, and 7 survive the expiration or termination of this Agreement for any reason.

Initial: ____________	Page 3 of 7

6. TERMINATION.

Unless otherwise indicated, any party may at any time and without cause terminate this Agreement and/or Proposal by giving thirty (30) days written notice of such termination to the other party. In the event of such termination, Client agrees to pay Company for all of the Services rendered and expenses incurred by Company prior to date of termination, and, if Client is the terminating party, Client also agrees to pay Company for any reasonable and unavoidable costs associated with termination of Services provided and return transportation of Company personnel, employees or agents engaged in providing Services and any other costs or expenses resulting from such early termination.

7. OWNERSHIP RIGHTS; CONFIDENTIAL INFORMATION

7.1 Ownership of Work Product. Work products will be identified in written documentation by the Company. Title and rights to all written material, originated and prepared for Client under this Agreement, shall belong to Client. However, Company's working papers belong exclusively to Company. Company is in the business of providing consulting services and developing creative media and software for a wide variety of clients, and Client understands that Company will continue these activities. Accordingly, nothing in this Agreement shall preclude Company from developing creative media or software for itself or other clients, irrespective of the possible similarity of screen formats, structure, organization, and sequence to materials, which may be delivered to Client. The rights and obligations of Client and Company in this paragraph shall survive termination of this Agreement.

7.2 Confidential Information. The Company acknowledges that the Company and such Company's employees or agents have heretofore and may, in the course of performing their obligations hereunder, acquire or be exposed to information that is proprietary or confidential to the Client, an affiliated company or a client of the Client or such affiliate. As used in this Agreement, "Confidential Information" shall mean and include all information relating to Work performed by the Company, including, without limitation, any work of any kind and nature which has heretofore been performed by the Company for the benefit of the Client (specifically including, without limitation, any and all design concepts, specifications, source codes, object codes and user and technical documentation created or developed by the Company), whether such information is written or oral and whether such information has been or is disclosed by the Client to the Company, obtained by the Company through observation or examination of any of the Client's documents or materials or developed by the Company in connection with the performance of this Agreement by the Company.

The Company agrees that the Company (i) will hold the Confidential Information in strictest confidence, (ii) will not disclose any of the Confidential Information to any third party, (iii) will not permit any person or entity to examine or make copies of any document or other tangible material, or any portion thereof, prepared by the Company or that comes into the Company's possession or under the Company's control and contains Confidential Information, (iv) will not sell, assign, market, license, transfer or otherwise dispose of any of the Confidential Information and (v) during the term of this Agreement and after its expiration or termination, for any reason, will not use any Confidential Information except for efforts pertaining to the Work performed by the Company on behalf of the Client; provided, however, the Company shall have no liability to the Client with respect to the use, or disclosure to others not party to this agreement of such confidential information as the Company can establish by credible written evidence:

(a) was generally publicly known, without fault on the Company's part, subsequent to the Company becoming aware of the information,

(b) was rightfully known by or available to the Company prior to any work for or communication by the Client of such information and the Company provides to the Client within one (1) month of the date of learning of such information written documentation evidencing such prior knowledge, or

(c) is received by the Company at any time as a matter of right, without being subject to any agreement or understanding of secrecy, from a source other than the Client.

Initial: ____________	Page 4 of 7

In this regard, the Company agrees that the fact that the Company had prior knowledge of a particular item of Confidential Information, or that such a particular item is or becomes generally known to the public, shall not permit the Company's disclosure to others or use of the same in connection with one or more other known items of Confidential Information unless the entire particular combination itself, as well as its advantages and operability, were previously known to the Company or the public generally for the same specific purposes and uses as disclosed or contemplated by the Client.

The Company will advise each of its employees, agents and contractors of their obligations to keep Confidential Information confidential in accordance with the provisions of this Agreement, and the Company shall use its best efforts to assist the Client in identifying and preventing any unauthorized disclosure or use of any Confidential Information. Without limiting the foregoing, the Company shall advise the Client immediately in the event the Company learns or has a reason to believe that any person or entity who has had access to Confidential Information has violated or intends to violate the terms of this Agreement and the Company will at its expense cooperate with the Client in taking injunctive or other equitable relief in the name of the Client or the Company against any such person or entity. Upon termination of this Agreement or at the Client's request, the Company will promptly turn over to the Client all documents and other tangible materials in the Company's possession or under the Company's control that contain or relate to any Confidential Information.

8. MISCELLANEOUS.

8.1 Insecurity and Adequate Assurances from Client. If reasonable grounds for insecurity arise with respect to Client's ability to pay for the Services in a timely fashion, the Company may demand in writing adequate assurances of Client's ability to meet its payment obligations under this Agreement. Unless Client provides the assurances in a reasonable time and manner acceptable to Company, in addition to any other rights and remedies available, Company may partially or totally suspend its performance while awaiting assurances, without liability to Client.

8.2 Insecurity and Adequate Assurances from Company. If reasonable grounds for insecurity arise with respect to Company's ability to perform Services in a timely fashion, the Client may demand in writing adequate assurances of Company's ability to meet its performance obligations under this Agreement. Unless Company provides the assurances in a reasonable time and manner acceptable to the Client, in addition to any other rights and remedies available, Client may partially or totally suspend its performance while awaiting assurances, without liability to Company.

8.3 Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining provisions, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts, or portions which may, for any reason, be hereafter declared invalid. Any provision shall nevertheless remain in full force and effect in all other circumstances.

8.4 Modification and Waiver. Waiver of breach of this Agreement by either part shall not be considered a waiver of any other subsequent breach.

8.5 Independent Contractor. The Company is an independent contractor of Client.

8.6 Notices. Client shall give the Company written notice within one hundred eighty (180) days of obtaining knowledge of the occurrence of any claim or cause of action which Client believes that it has, or may seek to assert or allege, against the Company, whether such claim is based in law or equity, arising under or related to this Agreement or to the transactions contemplated hereby, or any act or omission to act by the Company with respect hereto. If Client fails to give such notice to the Company with regard to any such claim or cause of action and shall not have brought legal action for such claim or cause of action within said time period, Client shall be deemed to have waived, and shall be forever barred from bringing or asserting such claim or cause of action in any suit, action or proceeding in any court or before any governmental agency or authority or any arbitrator. All notices or other communications hereunder shall be in writing, sent by courier or the fastest possible means, provided that recipient receives a manually signed copy and the transmission method is scheduled to deliver within 48 hours, and shall be deemed given when delivered to the address specified below or such other address as may be specified in a written notice in accordance with this Section.

Initial: ____________	Page 5 of 7

If to the Company:
e4site, Inc. d/b/a Visionaire
Attn: Sukant Jain
1601 Lockness Place
Torrance, CA. 90501

If to Client:
New Motion Inc.
Attn: Scott Walker
10 Corporate Place, Suite 315
Irvine, CA 92606

Any party may, by notice given in accordance with this Section to the other parties, designate another address or person or entity for receipt of notices hereunder.

8.7 Assignment. The Agreement is assignable or transferable by Client. This Agreement is not assignable or transferable by the Company without the written consent of Client, which consent shall not be unreasonably withheld or delayed.

8.8 Disputes. The Company and Client agree and accept to submit any and all disputes to non-binding arbitration with the American Arbitration Association, pursuant to the guidelines and procedures of the American Arbitration Association. If the dispute is not resolved through non-binding arbitration, then the parties may take other appropriate action subject to the other terms of this Agreement.

8.9 Section Headings. Title and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

8.10 Representations; Counterparts. Each person executing this Agreement on behalf of a party hereto represents and warrants that such person is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this Agreement and to bind such party with respect to all of its obligations hereunder. This Agreement may be executed (by original or telecopy signature) in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

8.11 Cooperation. Client and Company will cooperate in taking actions and executing documents, as appropriate, to achieve the objectives of this Agreement. Client and Company agree that Client's payments and Company's performance are dependent on each party's timely and effective cooperation with each other.

8.12 Governing Law and Construction. This Agreement will be governed by and construed in accordance with the laws of California, without regard to the principles of conflicts of law. The language of this Agreement shall be deemed to be the result of negotiation among the parties and their respective counsel and shall not be construed strictly for or against any party. Each party (i) agrees that any action arising out of or in connection with this Agreement shall be brought solely in courts of the State of California, in Los Angeles, or the United States District Court for Los Angeles, (ii) hereby consents to the jurisdiction of the courts of the State of California and the United States District Court for California, and (iii) agrees that, whenever a party is requested to execute one or more documents evidencing such consent, it shall do so immediately. In the event of any such dispute resolved within the courts of law, the prevailing party shall be entitled to reasonable attorney's fees and associated costs.

8.13 Entire Agreement; Survival. This Agreement, including any Exhibits and/or Addendums, states the entire Agreement between the parties and supersedes all previous contracts, proposals, oral or written, and all other communications between the parties respecting the subject matter hereof, and supersedes any and all prior understandings, representations, warranties, agreements or contracts (whether oral or written) between Client and the Company respecting the subject matter hereof This Agreement may only be amended by an agreement in writing executed by the parties hereto.

Initial: ____________	Page 6 of 7

8.14 Force Maieure. The Company shall not be responsible for delays or failures (including any delay by the Company to make progress in the prosecution of any Services) if such delay arises out of causes beyond its control. Such causes may include, but are not restricted to, acts of God or of the public enemy, fires, floods, epidemics, riots, quarantine restrictions, strikes, freight embargoes, earthquakes, electrical outages, computer or communications failures, and severe weather.

8.15 Rights and Clearances. Client represents and warrants that is has secured all rights, licenses, and clearances with respect to property of Client and/or third parties that Client has requested Company utilize within the scope of Services. Client agrees and accepts to indemnify and hold harmless Company against all claims arising from all property of Client and/or third parties that Client has requested Company utilize within the scope of Services.

8.16 Insurance. Company represents that it has general liability and E&O insurance covering the Services rendered in amount of at least $1 million per policy.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Date: July 19, 2005

Client: New Motion Inc.

By: /s/ Allan Legator

Print Name: Allan Legator

Title: CFO

Company: e4site, Inc. d/b/a Visionaire

By: /s/ Sukant Jain

Print Name: Sukant Jain

Title: CEO

Initial: ____________	Page 7 of 7

EXHIBIT A.1

This Exhibit is an addendum to the Software Development and Consulting Agreement entered into by e4site Inc d/b/a Visionaire, a California corporation, and New Motion, Inc. a California corporation, effective July 19, 2005.

This Schedule covers the specifics of the following services:

Service:	Sr Systems Engineer

Consultant:	Kalpesh Trivedi

Start Date:	July 1, 2005

Contract Duration:	12 Months

Renewal:	Mutually decided by Company and Client at least 30 days prior to the expiration of the 12-month duration.

Engagement Specific:	1) Onsite Fulltime

2) Kalpesh will be entitled to company holidays, 2 weeks of vacation and 1 week of personal/sick time.

Compensation:	$7000.00 per calendar month

Expenses:	Actuals for locations other than Irvine, CA

Billing Terms:	Bimonthly (Billed on the 1st and 15th of the every month for the following 15 days)

Payment Terms:	Thirty (30) days from the date of Invoice.

Project Location:	Onsite at customer location in Irvine, CA and Offsite

Account Manager:	Sukant Jain

"Company"	"Client"

e4site Inc. dba Visionaire	New Motion, Inc.

By: /s/ Sukant Jain Print Name: Sukant Jain Title: CEO	By: /s/ Allan Legator Print Name: Allan Legator Title: CFO

8